Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-269152 and 333-277702 on Form S-3 and Registration Statement Nos. 333-261604, 333-275472 and 333-283004 on Form S-8 of Crescent Energy Company in this Current Report on Form 8-K of Crescent Energy Company of our report dated April 10, 2024 relating to the financial statements of Point Energy Partners Operating, LLC, appearing in the Current Report on Form 8-K of Vital Energy, Inc. filed on September 23, 2024.
/s/ Deloitte & Touche LLP
Dallas, Texas
December 15, 2025